Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Ilene Vogt (“Employee”) and Accelrys, Inc. (“Company”) (jointly referred to as the “Parties”).

RECITALS

1)	Employee has been employed by the Company as its Senior Vice President of Worldwide Sales in accordance with the terms of an employment agreement dated on or about August 5, 2008 (the “Employment Agreement”).

2)	Employee is hereby resigning as the Company’s Senior Vice President of Worldwide Sales but will remain employed to assist in transition until May 5, 2010 (“Termination Date”);

3)	The Parties wish to set forth the terms of such termination as set forth herein.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

1. Resignation and Termination of Employment. Employee is hereby resigning as the Company’s Senior Vice President of Worldwide Sales and from all offices which she holds, but will remain employed until May 5, 2010 to assist with transitioning her responsibilities. This Agreement shall become effective and enforceable on the first day following the expiration of the revocation period set forth in Section 9, below (the “Effective Date”). Between the execution date and Termination Date Employee shall remain employed by the Company at her current salary and with benefits at the level at which such benefits were provided prior to the Effective Date and shall be available to perform tasks as reasonably requested by the Company. As of the Termination Date, Employee shall be paid her earned wages through that date and any accrued and unused vacation time, which vacation time equals $23,266.83.

2. Company’s Obligations. Provided that, and so long as, Employee abides by the obligations set forth in Section 7 of the Employment Agreement, the Company shall pay Employee the aggregate total sum of $250,000 (two hundred and fifty thousand dollars), less applicable withholdings. This aggregate amount will be paid in 24 equal installments of $10,416.67 (ten thousand four hundred sixteen dollars and sixty seven cents), less applicable withholdings, on each of the Company’s regular payroll days, commencing on the Company’s first payroll period after the Effective Date and ending twelve months thereafter.

3. Bonus Payment. When bonus payments are made to the Company’s executives pursuant to the Company’s fiscal year 2010 Management Incentive Plan (the “Plan”), in the payroll cycle following its approval, Company shall tender to Employee a lump sum amount based upon the percentage achievement against objectives as determined by the Company’s board of directors at the conclusion of the fiscal year to have been earned pursuant to the terms of the Plan, provided that the parties agree that such bonus will include the payment of $45,000 for the individual discretionary portion of her bonus. For the avoidance of doubt, Employee shall not be eligible for a bonus pursuant to the Company’s 2011 management incentive plan or other plans.

4. Full Satisfaction of Salary, Benefits and Vesting Obligations. Employee acknowledges and agrees that, subject to complying with the terms set forth in Sections 2 and 3 hereof, the Company has paid all salary, wages, accrued vacation and any and all other benefits due to Employee. Employee further acknowledges and agrees that any options to purchase the Company’s stock, restricted stock units or other equity rights cease vesting as of the Termination Date, that any unvested equity rights shall be cancelled and that Employee may exercise any vested stock options within 90 days of the Termination Date, solely in accordance with the terms of the applicable stock option plans and grants.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its affiliates, officers, managers, supervisors, agents and employees. Employee, on her own behalf, and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively “the Released parties”) from any duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected arising from or relating to any omissions, acts or facts that have occurred up until and including the Effective Date. Claims released hereunder include, without limitation, claims relating to Employee’s employment and the termination of employment; claims relating to the Employment Agreement, claims relating to, or arising from, wrongful or constructive termination; claims relating to the right to purchase, or actual purchase or exercise of Company stock; claims relating to fraud, misrepresentation, breach of duty, securities claims; breach of contract, infliction of emotional distress, misrepresentation, unfair business practices, defamation, libel, slander, negligence, personal injury, and any other tortuous conduct claims; claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code.

6. Civil Code Section 1542. Employee represents that she is not aware of any claim other than the claims that are released by this Agreement. Employee acknowledges that she has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights she may have hereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits/Covenant not to Sue. Employee represents that she has no lawsuits, claims, or actions pending in ER name, or on behalf of any other person or entity, against the Released Parties. Employee represents and agrees that she does not intend to bring, and will not bring, any claims on her own behalf or on behalf of any other person or entity against the Released Parties, whether in court, in an administrative hearing or otherwise.

8. Complete Release. Employee agrees that the release set forth herein shall be and remain in effect in all respects a complete general release. This release does not extend to any obligations incurred under this Agreement.

9. Consideration Period and Revocation. The Parties agree that Employee has 21 days from the date of receipt of this Agreement to consider executing such Agreement, and may use as much or as little of such period as he’d like. Employee may revoke this Agreement after its execution by delivering written notice of revocation to the Company’s Vice President of Human Resources on or before the seventh day following execution, or, if such day falls on a weekend or holiday, the first non-weekend or holiday day thereafter. If Employee revokes this Agreement, the Company shall have no obligation hereunder or under the Employment Agreement.

10. Voluntary Execution and Opportunity to Seek Legal Counsel. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. Employee acknowledges that she has read this Agreement; has been provided with the opportunity to be represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her choice or has voluntarily declined to seek such counsel. Employee further represents that she understands the terms and consequences of this Agreement and the releases herein; and she is fully aware of the legal and binding effect of the releases therein.

11. Breach. Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Employee under this Agreement.

12. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto shall be deemed or construed to be an admission of any fault or liability whatsoever to the other party or to any third party.

13. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Diego County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Confidentiality Agreement.

15. Authority. Each party represents and warrants that it has the authority to act to enter into and effectuate the terms of this Agreement.

16. No Representations. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto, except as expressly set forth in this Agreement.

17. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter hereof. Nothing herein supersedes Employee’s confidentiality obligations set forth in Section 6 of the Employment Agreement, or confidentiality or invention assignment obligations set forth in other agreements executed by Employee, which remain in full force and effect.

19. No Waiver. The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

20. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

21. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Taxes Employee will be responsible for the payment of any tax liability incurred as a result of this Agreement, including, without limitation, any taxes and penalties that may arise under Section 409A of the Internal Revenue Code.

Employee	Accelrys, Inc.

/s/ Ilene Vogt	/s/ Max Carnecchia
Ilene Vogt	Max Carnecchia
Dated: April 21, 2010	Chief Executive Officer

Dated: April 21, 2010